Exhibit 12.1

                                Computation of Ratio of Earnings to Fixed Charges
                                 For The Twelve Month Period Ending December 31, 1996

                                1996      1995      1994      1993      1992      1991
Earnings before taxes         $102,700  $123,500  $104,100  $101,400  $120,200  $ 88,700

Add(Deduct)
  Fixed Charges                 33,500    31,500    23,200    18,700    19,900    21,200

  Undistributed earnings
  of less than 50% owned
  companies carried at
  equity                          (700)     (800)     (400)     (200)     (500)     (500)

  Interest capitalized               0         0      (200)        0      (300)     (900)

Earnings available for fixed
 charges                      $135,500  $154,200  $126,700  $119,900  $139,300  $108,500

Fixed charges:
  Interest, including
   amounts capitalized          26,400    24,200    16,500    12,500    13,700    14,800

  Proportion of rent
   expense deemed to
   represent interest
   factor                        7,100     7,300     6,700     6,200     6,200     6,400

Fixed Charges                 $ 33,500  $ 31,500  $ 23,200  $ 18,700  $ 19,900  $ 21,200

Ratio of earnings to fixed
 charges                          4.04      4.89      5.46      6.41      7.00      5.12